Exhibit 4.3

Execution Version

SECURITIES PURCHASE AGREEMENT

Dated as of March 25, 2014

by and among

4LICENSING CORPORATION,

CLEVELAND CAPITAL MANAGEMENT L.L.C.,

PRESCOTT GROUP AGGRESSIVE SMALL CAP MASTERFUND, GP

and,

solely for purposes of Section 5.3,

THE GUARANTORS LISTED ON ANNEX I

-i-

TABLE OF CONTENTS

(continued)

-ii-

ANNEXES

Annex I	List of Guarantors

EXHIBITS

Exhibit A	Form of Notation of Guarantee
Exhibit B	Form of Promissory Note
Exhibit C	Form of Warrant

SCHEDULES

1.2(b)	Subscription Amount; Warrant Amount
3.5(a)(i)	Capitalization of the Company - Authorized Capital Stock (pre-Closing)
3.5(a)(ii)	Capitalization of the Company - Issued Capital Stock (pre-Closing)
3.5(b)	Outstanding Warrants, Options, Rights, Agreements, etc.
3.11	Changes
3.14	Title to Assets, Properties and Rights

-iii-

Securities PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), is made as of March 25, 2014, by and among 4Licensing Corporation (the “Company”), Cleveland Capital Management L.L.C. (“Cleveland Capital”), Prescott Group Aggressive Small Cap Masterfund, GP (“Prescott Group”, and together with Cleveland Capital, “Buyers”), and, solely for purposes of Section 5.3, the Guarantors list on Annex I (the “Guarantors”).

WHEREAS, the Company has authorized the sale to Buyers of the Notes and the Warrants; and

WHEREAS, Buyers wish to purchase, and the Company wishes to issue and sell, the Notes and the Warrants on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Buyers, and, solely with respect to Section 5.3, the Guarantors, hereby agree as follows:

Item 7.

PURCHASE AND SALE

(a)	The Notes and Warrants.

The Company has authorized the issuance and sale to Buyers of the Notes and the Warrants.

(b)	The Issuance and Sale of the Notes and Warrants.

(a) The closings of the sales of the Notes and the Warrants (each, a “Closing”) shall take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio, at 10:00 a.m., Cleveland, Ohio time, on the date hereof or such other date(s) and time(s) as each of the Buyers and the Company may agree (each, a “Closing Date”). At the Closings, on the terms and subject to the conditions contained herein, the Company shall issue, sell and deliver to Buyers, and Buyers shall, severally and not jointly, purchase and acquire from the Company, up to an aggregate principal amount of $1,650,000 of Notes and Warrants, free and clear of any Liens and with no restrictions on the transfer thereof (in each case other than pursuant to the Transaction Documents and pursuant to the federal securities laws).

(b) The amount payable by each Buyer to the Company for purchase of such Buyer’s Notes and Warrants pursuant to this Agreement, and the principal amount of the Notes to be purchased by such Buyer (the “Subscription Amount”) and the number of shares of Common Stock issuable pursuant to such Buyer’s Warrant (the “Warrant Amount”), are set forth in the statement attached hereto as Schedule 1.2(b).

(c)	Exemption from Registration.

(a) The Notes, the Warrants, the Note Shares and the Warrant Shares (a) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state or other securities laws, (b) will be issued under an exemption or exemptions from registration under the Securities Act and any applicable state and other securities laws, and (c) will be restricted securities (as that term is defined in Rule 144(a)(3) promulgated under the Securities Act) and may not be resold unless such Notes, Warrants, Note Shares or Warrant Shares, as applicable, are registered under the Securities Act and any applicable state and other securities laws or an exemption from registration is available.

(b) Accordingly, the certificate(s) evidencing the shares of Warrant Shares and/or the Note Shares shall, upon issuance, contain legends in substantially the following form (in addition to any other legends required to be placed thereon under applicable securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE SECURITIES LAWS.

Item 8.

THE CLOSINGS

(a)	Deliveries at the Closings.

(i) At each Closing, the Company shall deliver to Cleveland Capital or Prescott Group, as applicable:

1) (i) a Note, in the amount equal to such Buyer’s Subscription Amount;

2) (ii) a Warrant registered in the name of such Buyer to purchase up to a number of shares of Common Stock equal to such Buyer’s Warrant Amount;

3) (iii) a certificate of good standing in respect of the Company issued by the Secretary of State of the State of Delaware dated as of a date within five Business Days of such Closing Date;

4) (iv) a receipt evidencing receipt by the Company of the funds transferred pursuant to Section 2.1(b)(i); and

5) (v) Notation of Guarantees, in the form attached as Exhibit A (each a “Notation of Guarantee”), duly executed by the Guarantors.

(ii) At each Closing, Cleveland Capital or Prescott Group, as applicable, shall deliver to the Company:

1) (i) by bank wire transfer of immediately available funds to an account designated in writing by the Company, an amount in cash equal to such Buyer’s Subscription Amount; and

2) (ii) a receipt evidencing receipt by such Buyer of (A) a Note, in the amount equal to such Buyer’s Subscription Amount, and (B) a Warrant registered in the name of such Buyer to purchase up to a number of shares of Common Stock equal to such Buyer’s Warrant Amount.

Item 9.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyers as of the date hereof as follows:

(a)	Organization; Good Standing; Qualification and Power.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted, and is qualified to do business and is in good standing in every jurisdiction in which the failure so to qualify or be in good standing could reasonably be expected to have a Material Adverse Effect on the Company.

(b)	Authorization; Enforceability.

(a) The Company has all requisite power and authority to execute and deliver the Transaction Documents and any and all instruments necessary or appropriate in order to effectuate fully the terms of each such agreement and all related transactions and to perform its obligations under each such agreement. The Transaction Documents other than the Notes and the Warrants have been duly authorized by all necessary corporate action of, and executed and delivered by, the Company, and constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

(b) The authorization, issuance, sale and delivery of the Notes and the Warrants have been duly authorized by all necessary corporation action of the Company. The Notes and Warrants, when issued and delivered to Buyers pursuant to this Agreement against payment of the consideration therefor as provided herein, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforceability thereof may be limited by any bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principle of equity.

(c)	Noncontravention.

The execution, delivery and performance by the Company of the Transaction Documents, the consummation of the transactions contemplated thereby and compliance with the provisions thereof required to authorize the issuance of the Note Shares and/or the Warrant Shares, have not and will not (a) violate any provision of the Organizational Documents of the Company, (b) violate any law to which the Company or any of its assets is subject, (c) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Company is a party or by which any of the assets of the Company is bound, or (d) result in the imposition of any Lien upon any of the assets of the Company which, with respect to each of the foregoing clauses, could reasonably be expected to have a Material Adverse Effect on the Company. Other than state blue sky securities filings, the filing of a Form D with the Securities and Exchange Commission, any securities filings with foreign governments or agencies or any consents that have been obtained, the Company has not been or is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Entity for the execution and delivery of the Transaction Documents.

(d)	Compliance with Laws; Organizational Documents.

The Company (a) has complied in all material respects with, and is in material compliance with, all laws applicable to it and its business, and (b) has all Permits used or necessary in the conduct of its business as presently conducted, other than such Permits that, if not obtained, could not reasonably be expected to have a Material Adverse Effect on the Company. Such Permits are in full force and effect, the Company has not received notice of any material violations with respect to any thereof, and no material Proceeding is pending or, to the Company’s knowledge, threatened to revoke or limit any thereof.

(e)	Capitalization of the Company.

(a) Immediately prior to the Closing, (i) the authorized capital stock of the Company consisted of the classes and amounts set forth on Schedule 3.5(a)(i), and (ii) the issued and outstanding capital stock of the Company (separated by class and series) was as set forth on Schedule 3.5(a)(ii).

(b) Except as contemplated by the Transaction Documents or as set forth on Schedule 3.5(b), there are no (i) outstanding warrants, options, rights, agreements, convertible securities or other commitments or instruments pursuant to which the Company is or may become obligated to issue or sell any shares of its capital stock or other securities or (ii) preemptive or similar rights to purchase or otherwise acquire shares of the capital stock or other securities of the Company pursuant to any provision of law, the Company’s Organizational Documents or any Contract to which the Company, or to the Company’s knowledge, any stockholder thereof, is a party.

(f)	Intellectual Property.

There is no pending or, to the Company’s knowledge, threatened, claim or litigation against it asserting that the Company infringes upon or otherwise violates any Intellectual Property Right of any Person (other than the Company or Buyers). No Proceedings in which the Company alleges that any Person is infringing upon, or otherwise violating, any Intellectual Property Right owned by the Company are pending, and none have been served by, instituted or asserted by the Company, nor, to the Company’s knowledge, are any Proceedings threatened alleging any such violation or infringement.

(g)	Material Agreements.

To the Company’s knowledge, (a) there is no material breach or default by any party under any Contract to which the Company or any of its subsidiaries is a party that is material to the Company’s business, operations, assets, financial condition or operating results (each, a “Material Agreement”) and (b) each Material Agreement is in full force and effect, constitutes the valid and binding obligation of the respective parties thereto (assuming due execution by the parties other than the Company or its subsidiaries, as applicable), and is enforceable in accordance with its terms, except as enforceability thereof may be limited by applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

(h)	Brokers.

On behalf of the Company, there is no agent, broker, investment banker, consultant, Person or firm that has acted on behalf, or under the authority of, the Company or, to the Company’s knowledge, any of its stockholders, or will be entitled to any fee or commission directly or indirectly from the Company or, to the Company’s knowledge, any of its stockholders, in connection with any of the transactions contemplated by this Agreement.

(i)	Financial Statements.

The Company has filed with the Securities and Exchange Commission its audited balance sheet as of December 31, 2012 (the “Statement Date”), and the audited statements of income and cash flows for the year ending on the Statement Date (together, the “Audited Financial Statements”) and the unaudited balance sheet and statements of income and cash flows for the nine-month period ended September 30, 2013 (the “Interim Financial Statements”). The Audited Financial Statements, together with the notes thereto, have been prepared in accordance with GAAP, consistently applied throughout the periods indicated and present fairly, in all material respects, the financial condition and position and results of operation of the Company as of the Statement Date and for the period indicated. The Interim Financial Statements present fairly, in all material respects, the financial condition and position and results of operation of the Company as of the date and for the period indicated, and have been prepared in accordance with GAAP, except for the absence of footnote disclosure and customary year-end adjustments.

(j)	No Consent or Approval Required.

No consent, approval or authorization of, or declaration to or filing with, any Person is required by the Company for the valid authorization, execution and delivery by the Company of the Transaction Documents or for the consummation of the transactions contemplated hereby or thereby, other than (a) those consents, approvals, authorizations, declarations or filings that have been obtained or made, as the case may be, and (b) filings pursuant to federal or state securities and any other applicable laws (all of which filings have been made by the Company, other than those which are required to be made after the Closings and which will be duly made in accordance with time periods under applicable laws) in connection with the sale of the Notes and the Warrants.

(k)	Changes.

Except as set forth on Schedule 3.11, since December 31, 2012, there has not been:

(a) Any change in or effect on the assets, Liabilities, financial condition or operations of the Company from that reflected in the Interim Financial Statements, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect on the Company;

(b) Any waiver by the Company of a material right of the Company or a material debt owed to the Company;

(c) Any direct or indirect loans made by the Company to any stockholder, employee, officer or director of the Company, other than advances made in the ordinary course of business;

(d) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, except those for immaterial amounts and for current Liabilities incurred in the ordinary course of business;

(e) Any sale, assignment, license or transfer of ownership of any Intellectual Property Rights, other than in the ordinary course of business;

(f) Any change in any Material Agreement which has had or could reasonably be expected to have a Material Adverse Effect on the Company; or

(g) Any other event or condition of any character that, either individually or cumulatively, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(l)	Absence of Undisclosed Liabilities.

The Company has no material Liabilities, except (a) to the extent reflected or reserved against on the balance sheet included in the Interim Financial Statements or disclosed in the Audited Financial Statements and (b) Liabilities arising in the ordinary course of business consistent with past practice since December 31, 2012. There are no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5, or any successor thereto, issued by the Financial Accounting Standards Board) of or affecting the Company which are required to be disclosed or for which adequate provision was required to be made on the balance sheet included in the Interim Financial Statements or in the Audited Financial Statements which have not been disclosed or for which adequate provision has not been made on the balance sheet included in the Interim Financial Statements or in the Audited Financial Statements or in the notes thereto.

(m)	Insurance.

The Company maintains adequate insurance covering the risks of the Company, if any, of such types and in such amounts and with such deductibles as are customary for other companies engaged in similar lines of business. All insurance held by the Company is in full force and effect and is issued by insurers of recognized responsibility.

(n)	Title to Assets, Properties and Rights.

The Company has good and marketable title (or a valid leasehold interest or license) to all of the assets (whether real, personal or mixed) reflected as being owned (or leased or licensed) by the Company on the balance sheet included in the Interim Financial Statements (except for those assets subsequently disposed of in the ordinary course of business for fair value), free and clear of all Liens, except for (a) those Liens set forth on Schedule 3.14; (b) Liens for current Taxes, assessments and other governmental charges not yet due and payable and for which adequate reserves have been established on the books of the Company; (c) easements, covenants, conditions and restrictions (whether or not of record) as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the Company’s business as presently conducted; (d) any zoning or other governmentally established restrictions or encumbrances; (e) worker’s or unemployment compensation Liens arising in the ordinary course of business; (f) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising in the ordinary course of business securing amounts which are not delinquent; and (g) those Liens that do not, individually or cumulatively, have or could reasonably be expected to have a Material Adverse Effect on the Company.

(o)	Taxes.

The Company has timely filed all material tax returns that are required to be filed, and has paid all Taxes as shown on such returns and on all assessments received by it to the extent that such Taxes have become due, except to the extent the Company is contesting any such assessment in good faith. All such returns were true and correct in all material respects. The Company has not received notice of any material tax deficiency proposed or assessed against it, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax that has not yet expired. None of the Company’s tax returns is currently being audited by governmental authorities, and no taxing authority has notified (or threatened) the Company, orally or in writing, that such taxing authority will or may audit any such return. The Company has complied with all requirements of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations and any state, local or foreign law relating to the payment and withholding of Taxes relating to the Company, and to the Company’s knowledge, the Company has, within the time and in the manner prescribed by applicable law, paid over to the proper taxing authorities all amounts required to be so withheld and paid over relating to the Company. The charges, reserves and accruals on the books of the Company in respect of Taxes and other governmental charges are adequate.

(p)	Litigation and Other Proceedings.

There are no Proceedings pending or, to the Company’s knowledge, threatened against the Company, whether at law or in equity, whether civil or criminal in nature, that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

Item 10.

REPRESENTATIONS AND WARRANTIES OF BUYER

Each Buyer represents and warrants to the Company as follows:

(a)	Experience; Accredited Investor Status.

Buyer (a) is an accredited investor as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act and, by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company, (b) is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests, and (c) has the financial ability to bear the economic risk of its investment in the Company.

(b)	Company Information.

Buyer has been provided access to all information regarding the business and financial condition of the Company, its expected plans for future business activities, material contracts, intellectual property, and the merits and risks of its purchase of the Notes and Warrants, which Buyer has requested or otherwise needs to evaluate an investment in the Notes and the Warrants. Buyer has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Buyer has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment and all such questions have been answered to Buyer’s satisfaction.

(c)	Investment.

Buyer has not been formed solely for the purpose of making this investment and is acquiring the Notes and the Warrants for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution of any part thereof. Buyer understands that the Notes, the Warrants, the Note Shares and the Warrant Shares have not been registered under the Securities Act or applicable state and other securities laws and is being issued by reason of a specific exemption from the registration provisions of the Securities Act and applicable state and other securities laws, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed herein.

(d)	Transfer Restrictions.

Buyer acknowledges and understands that (a) transfers of the Notes, the Warrants, the Note Shares and the Warrant Shares are subject to transfer restrictions contained in the Transaction Documents and under the federal securities laws and (b) it must bear the economic risk of this investment for an indefinite period of time because the Notes, the Warrants, the Note Shares and the Warrant Shares must be held indefinitely unless subsequently registered under the Securities Act and applicable state and other securities laws or unless an exemption from such registration is available.

(e)	Brokers or Finders.

Buyer has not retained any investment banker, broker or finder in connection with the purchase of the Notes or the Warrants.

(f)	Organization; Good Standing; Qualification and Power.

Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its state of incorporation, has all requisite power and authority to own, lease and operate its assets and to carry on its business as presently being conducted, and is qualified to do business and in good standing in every jurisdiction in which the failure so to qualify or be in good standing could reasonably be expected to have a Material Adverse Effect on Buyer.

(g)	Authorization.

Buyer has all requisite power and authority to execute and deliver the Transaction Documents and any and all instruments necessary or appropriate in order to effectuate fully the terms of each such agreement and all related transactions and to perform its obligations under each such agreement. Each of the Transaction Documents has been duly authorized by all necessary corporate action of, and executed and delivered by, Buyer, and constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.

(h)	No Consent or Approval Required.

No consent, approval or authorization of, or declaration to or filing with, any Person shall be required by Buyer for the valid authorization, execution and delivery by Buyer the Transaction Documents or for the consummation of the transactions contemplated hereby or thereby other than those consents, approvals, authorizations, declarations or filings which have been obtained or made, as the case may be.

Item 11.

OTHER AGREEMENTS

(a)	Financial Covenants.

From the date hereof until the earlier of the termination of this Agreement or the date on which none of the Notes issued pursuant to this Agreement remain outstanding (such earlier date, the “Termination Date”), the Company (i) must maintain, on a consolidated basis, a cash balance in excess of $100,000, (ii) must maintain at least a 70% equity interest in Pinwrest Development Group, LLC (“Pinwrest”) on a fully-diluted basis, and (iii) must not, collectively with its subsidiaries, incur additional Indebtedness in an aggregate amount of $100,000 or more without the consent in writing of the Requisite Holders.

(b)	Reservation of Common Stock.

As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue the Warrant Shares pursuant to any exercise of the Warrants issued pursuant to Section 1.2.

(c)	Subsidiary Guarantees.

(a) Subject to this Section 5.3, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each holder of the Notes (each, a “Holder”) that: (i) the principal of, and interest on, the Notes will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the holders of a Note thereunder will be promptly paid in full or performed, all in accordance with the terms thereof and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors will be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that, to the fullest extent permitted by applicable law, their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives, to the fullest extent permitted by applicable law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Agreement.

(c) If any Holder is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to such Holder, this guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.

(d) Each Guarantor agrees that it will not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in the Notes for the purposes of this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in the Notes, such obligations (whether or not due and payable) will forthwith become due and payable by the Guarantors for the purpose of this guarantee. The Guarantors will have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this guarantee.

(e) Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Title 11 of the U.S. Code or any similar federal or state law for the relief of debtors, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the obligations of such Guarantor will be limited to the maximum amount that will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Section 5.3, result in the obligations of such Guarantor under its guarantee not constituting a fraudulent transfer or conveyance.

(f) Within five Business Days (or such extended period as the Requisite Holders may allow) of the acquisition or creation of any direct or indirect subsidiary, the Company shall cause such subsidiary to execute and to deliver to the Holders a Notation of Guarantee.

(d)	Anti-Dilution.

(a) Prior to the Termination Date, if the Company shall issue shares of Common Stock (or securities exercisable or convertible into Common Stock) for a price per share that is less than the exercise price of the Warrants issued pursuant to Section 1.2 (a “Dilutive Issuance”), then the Company shall issue to each Buyer a Warrant (in substantially the form attached as Exhibit C but with an exercise price equal to the share price of the Dilutive Issuance) to purchase shares of Common Stock in an amount equal to: ((A) / (B)) – (C), where:

(A) = such Buyer’s Subscription Amount;

(B) = the price per share of the Dilutive Issuance; and

(C) = such Buyer’s Warrant Amount.

(b) Notwithstanding the foregoing, this Section 5.4 shall not apply to issuance of shares of Excluded Stock.

Item 12.

MISCELLANEOUS

(a)	Survival of Agreements.

All agreements and covenants contained herein shall survive until all Notes are no longer outstanding.

(b)	Expenses.

The Company will reimburse each Buyer for its fees and expenses incurred in connection with the negotiation, execution, and delivery of this Agreement.

(c)	No Third Party Beneficiaries.

Except as expressly provided herein, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, personal representatives, heirs and estates, as the case may be.

(d)	Complete Agreement.

This Agreement, together with the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede any prior understandings, agreements or representations by or among such parties, written or oral, that may have related in any way to the purchase and sale of the Notes and the Warrants.

(e)	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties hereto shall be permitted to assign its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that the Company may assign or otherwise transfer all of its rights and obligations under this Agreement without the prior written consent of Buyers to its successor in interest in connection with a sale of all or substantially all of its business or assets, whether by merger, sale of stock, sale of assets or otherwise.

(f)	Counterparts.

This Agreement may be executed in any number of counterparts, each such counterpart which shall be deemed to be an original instrument and all of which counterparts together shall constitute one instrument.

(g)	Press Releases and Public Announcements.

The parties will agree upon the timing and content of any initial press release, or other public communications relating to this Agreement and the transactions contemplated herein.

(a) Except to the extent already disclosed in any initial press release or other public communication, no public announcement concerning the existence or the terms of this Agreement or concerning the transactions described herein shall be made, either directly or indirectly, by any of the parties hereto without such party first obtaining the approval of the other parties and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld; provided, however, that nothing in this Section 6.7(a) shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations imposed by law.

(b) The party desiring to make any such public announcement shall provide the other parties with a written copy of the proposed announcement in sufficient time prior to public release to allow such other parties to comment upon such announcement, prior to public release.

(h)	Notices.

All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, via electronic mail, by facsimile, sent by nationally recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the appropriate party at the address, email address or facsimile number, as applicable, set forth below (or at such other address for such party as shall be specified by like notice):

If to the Company, to:

4Licensing Corporation

767 Third Avenue

New York, New York 10017

Telephone: (646) 822-4258

Facsimile: (212) 754-5481

Email: BFoster@4LicensingCorp.com

Attention: Bruce R. Foster

With a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-7103

Facsimile: (216) 579-0212

Email: mjsolecki@jonesday.com

Attention: Michael J. Solecki, Esq.

If to Cleveland Capital, to:

Cleveland Capital Management, LLC

1250 Linda Street

Rocky River, Ohio 44116

Telephone: 440-333-4925

Email: wade@clevelandcapital.com

Attention: Wade Massad

If to Prescott Group, to:

Prescott Group Aggressive Small Cap Masterfund, GP

1924 South Utica

Suite 1120

Tulsa, Oklahoma 74104

Telephone: 918-747-3412

Facsimile: 918-742-7303

Attention: Duminda DeSilva

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by email or facsimile, (A) when delivered prior to 5:00 p.m. (New York time) on a Business Day or (B) if delivered after 5:00 p.m. on a Business Day or on a day that is not a Business Day, one Business Day after delivery, (iii) in the case of delivery by nationally recognized overnight courier, on the second Business Day following the date when sent, and (iv) in the case of mailing, on the fifth Business Day following such mailing.

(i)	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflict of laws thereof.

(j)	Amendments and Waivers.

This Agreement may be amended or modified and the terms and conditions hereof may be waived, only by a written instrument signed by the Company and the Requisite Holders or, in the case of a waiver, the party or parties hereto waiving compliance. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or other exercise thereof hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which any party hereto may otherwise have at law or in equity.

(k)	Termination.

This Agreement may be terminated by a written instrument signed by the Company and each Buyer.

(l)	Headings.

The captions to the several Articles and Sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

(m)	Certain Definitions.

“$” or “dollar” means U.S. dollars.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.9 of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Cleveland Capital” has the meaning set forth in the preamble of this Agreement.

“Closing” has the meaning set forth in Section 1.2(a) of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2(a) of this Agreement.

“Code” has the meaning set forth in Section 3.15 of this Agreement.

“Common Stock” means the shares of common stock of the Company, par value $0.01 per share.

“Company” has the meaning set forth in the preamble to this Agreement.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, instrument, permit, concession, franchise, license, commitment, contract, subcontract or other agreement, in each case, whether written or oral.

“Dilutive Issuance” has the meaning set forth in Section 5.4 of this Agreement.

“Excluded Stock” means (i) shares of Common Stock, or options or other equity awards for shares of Common Stock, issued or issuable pursuant to equity compensation plans or arrangements for officers, directors and other employees of the Company, (ii) shares of Common Stock issued or issuable upon the conversion or exchange of any security of the Company or its subsidiaries convertible into or exchangeable for Common Stock outstanding as of the date hereof, (iii) any shares of Common Stock issuable under the Warrants issued pursuant to Section 5.4(a), (iv) any shares of Common Stock issued pursuant to the terms and conditions of the Notes or Warrants and (v) Warrants or Notes issued or issuable pursuant to this Agreement, including pursuant to Section 5.4(a).

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality, or any court or tribunal.

“Guarantors” has the meaning set forth in the preamble. For purposes of Section 5.3 of this Agreement, “Guarantors” shall also mean all Persons that, after the date hereof, shall execute a Notation of Guarantee.

“Holders” has the meaning set forth in Section 5.3(a) of this Agreement.

“Indebtedness” of any Person means: any liability of any Person (a) for borrowed money (including the current portion thereof), or (b) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (c) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (d) for the payment of money relating to leases that are required to be classified as a capitalized lease obligation in accordance with GAAP, or (e) under interest rate swap, hedging or similar agreements.

“Intellectual Property Rights” means all of the following or their substantial equivalent or counterpart in any jurisdiction around the world: (i) patents, patent applications and invention and patent disclosures; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos and Internet domain names; (iii) copyrights, software, and source code and copyrightable works; (iv) registrations and applications for any registration for any of the foregoing; and (v) trade secrets, know-how, confidential information, inventions and discoveries.

“Interim Financial Statements” has the meaning set forth in Section 3.9 of this Agreement.

“Liabilities” mean any liabilities or obligations, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“Lien” means any security interest, pledge, lien, bailment (in the nature of a pledge or for purposes of security), mortgage, deed of trust, the grant of a power to confess judgment, conditional sale or title retention agreement (including any lease in the nature thereof), charge, encumbrance, easement, reservation, restriction, cloud, right of first refusal or first offer, option, commitment or other similar arrangement or interest in real or personal property, whether oral or written.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, operations, assets, condition (financial or otherwise) or operating results of such Person and its subsidiaries, if any, taken as a whole.

“Material Agreement” has the meanings set forth in Section 3.7 of this Agreement.

“Notation of Guarantee” has the meaning set forth in Section 2.1(a)(v) of this Agreement.

“Note Shares” means the shares of Common Stock issuable in lieu of cash principal or interest payments pursuant to the terms of the Notes.

“Notes” means the Promissory Notes of the Company, in substantially the form attached as Exhibit B, to be delivered to Buyers at the Closings in accordance with Section 2.1 and any note or notes delivered in exchange replacement or therefor.

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, consents, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Person” means and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pinwrest” has the meaning set forth in Section 5.1 of this Agreement.

“Prescott Group” has the meaning set forth in the preamble to this Agreement.

“Proceeding” means any action, suit, proceeding, complaint, charge, hearing, inquiry or investigation before or by a Governmental Entity or an arbitrator.

“Requisite Holders” means, at any time, all of the Holders.

“Securities Act” has the meaning set forth in Section 1.3 of this Agreement.

“Statement Date” has the meaning set forth in Section 3.9 of this Agreement.

“Subscription Amount” has the meaning set forth in Section 1.2(b) of this Agreement.

“Tax” as used in this Agreement, means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any) and (b) any liability for the payment of any amount of the type described in clause (a) above as a result of being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another entity or a member of an affiliated or combined group.

“Termination Date” has the meaning set forth in Section 5.1 of this Agreement.

“Transaction Documents” mean this Agreement, the Notes and the Warrants.

“Warrant Amount” has the meaning set forth in Section 1.2(b) of this Agreement.

“Warrant Shares” means the shares of Common Stock issuable upon the exercise of the Warrants.

“Warrants” means Common Stock purchase warrants, in substantially the form attached as Exhibit C, to be delivered to Buyers at the Closings in accordance with Section 2.1 and any warrant or warrants delivered in exchange or replacement therefor.

(n)	Incorporation of Schedules and Exhibits.

The schedules and exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(o)	Rules of Construction.

The term “this Agreement” means this agreement together with all schedules and the exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. In this Agreement, the term “the Company’s knowledge” or “the knowledge of the Company” means the knowledge of each officer of the Company, which could have been acquired after making such reasonable due inquiry and exercising such reasonable diligence as a prudent business person could have made or exercised in the management of his or her business affairs, including reasonable due inquiry of those key employees and professionals of the Company who could reasonably be expected to have actual knowledge of the matters in question. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to sections, schedules and exhibits mean the sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, and words imparting the singular number only shall include the plural and vice versa, as in each case the context may require or permit. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(p)	Severability.

In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect without such provision. In such event, the parties hereto shall in good faith attempt to negotiate a substitute clause for any provision declared invalid or unenforceable, which substitute clause shall most nearly approximate the intent of the parties hereto in agreeing to such invalid provision, without itself being invalid.

(q)	Loss of Note or Warrant.

Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of a Note, any Note exchanged for it, or a Warrant, and indemnity reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note or Warrant (in case of mutilation), the Company will make and deliver to Buyer in lieu of such Note or Warrant a new Note or Warrant, as applicable, of like tenor.

{Signature pages follow.}

IN WITNESS WHEREOF, the Company, Buyers, and with respect to Section 5.3, the Guarantors, have caused their duly authorized representatives to execute this Agreement as of the date first above written.

4LICENSING CORPORATION

By:
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Company, Buyers, and with respect to Section 5.3, the Guarantors, have caused their duly authorized representatives to execute this Agreement as of the date first above written.

CLEVELAND CAPITAL MANAGEMENT, L.L.C.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Company, Buyers, and with respect to Section 5.3, the Guarantors, have caused their duly authorized representatives to execute this Agreement as of the date first above written.

PRESCOTT GROUP AGGRESSIVE SMALL CAP MASTERFUND, GP

By:
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Company, Buyers, and with respect to Section 5.3, the Guarantors, have caused their duly authorized representatives to execute this Agreement as of the date first above written.

4KIDS DIGITAL GAMES, INC.

By:
Name:
Title:

4KIDS ENTERTAINMENT HOME VIDEO, INC.

By:
Name:
Title:

4KIDS ENTERTAINMENT LICENSING, INC.

By:
Name:
Title:

4KIDS ENTERTAINMENT MUSIC, INC.

By:
Name:
Title:

4KIDS PRODUCTIONS, INC.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Company, Buyers, and with respect to Section 5.3, the Guarantors, have caused their duly authorized representatives to execute this Agreement as of the date first above written.

4KIDS WEBSITES, INC.

By:
Name:
Title:

4LC SPORTS & ENTERTAINMENT, INC.

By:
Name:
Title:

4LC TECHNOLOGY, INC.

By:
Name:
Title:

4SIGNT LICENSING SOLUTIONS, INC.

By:
Name:
Title:

LEISURE CONCEPTS INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

IN WITNESS WHEREOF, the Company, Buyers, and with respect to Section 5.3, the Guarantors, have caused their duly authorized representatives to execute this Agreement as of the date first above written.

THE SUMMIT MEDIA GROUP, INC.

By:
Name:
Title:

WORLD MARTIAL ARTS PRODUCTIONS, INC.

By:
Name:
Title:

[Signature Page to Purchase Agreement]

Annex I

List of Guarantors

1.	4Kids Digital Games, Inc.

2.	4Kids Entertainment Home Video, Inc.

3.	4Kids Entertainment Licensing, Inc.

4.	4Kids Entertainment Music, Inc.

5.	4Kids Productions, Inc.

6.	4Kids Websites, Inc.

7.	4LC Sports & Entertainment, Inc.

8.	4LC Technology, Inc.

9.	4signt Licensing Solutions, Inc.

10.	Leisure Concepts International, Inc.

11.	The Summit Media Group, Inc.

12.	World Martial Arts Productions, Inc.

[Signature Page to Purchase Agreement]

Exhibit A

Form of Notation of Guarantee

See attached.

[Signature Page to Purchase Agreement]

Exhibit B

Form of Promissory Note

See attached.

[Signature Page to Purchase Agreement]

Exhibit C

Form of Warrant

See attached.

[Signature Page to Purchase Agreement]